CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of W.P. Stewart & Co. Growth Fund, a series of shares of the Investment Managers Series Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 16, 2009